UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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Filed by a party other than the registrant  ☐

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☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting Material under §240.14a-12.

Kewaunee Scientific Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KEWAUNEE SCIENTIFIC CORPORATION
2700 West Front Street
Statesville, North Carolina 28677-2927
Thomas D. Hull III
President and
Chief Executive Officer
July 7, 2025
TO OUR STOCKHOLDERS:
You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the “Company”), which will be held via a live webcast at www.virtualshareholdermeeting.com/KEQU2025, on August 27, 2025, at 11:00 A.M. Eastern Time.
During the meeting, management will review with you the Company’s past year’s performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.
To ensure that your shares are represented during the meeting, please vote your shares as soon as possible. The proxy is revocable and will not affect your right to vote at the meeting if you are able to participate in the virtual meeting. YOUR VOTE IS IMPORTANT!
The Company’s 2025 Annual Report to Stockholders accompanies the attached Proxy Statement.
Sincerely yours,

KEWAUNEE SCIENTIFIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on
August 27, 2025
The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held virtually via a live webcast at www.virtualshareholdermeeting.com/KEQU2025, on August 27, 2025, at 11:00 A.M. Eastern Time. You will be able to attend the meeting online and submit questions during the meeting by visiting the website above. You will also be able to vote your shares electronically at the Annual Meeting. The meeting will be held online only, and will be for the purpose of considering and acting upon the following:
(1)	To elect two Class III directors;
(2)	To ratify the appointment of the independent registered public accounting firm of Forvis Mazars, LLP as the Company’s independent auditors for fiscal year 2026;
(3)	To approve, on an advisory basis, the compensation of our named executive officers;
(4)	To vote on the frequency of holding a vote, on an advisory basis, on the compensation of our named executive officers; and
(5)	To transact such other business as may properly come before the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about July 7, 2025, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.
Stockholders of record at the close of business on June 30, 2025, will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at our principal executive offices for a period of 10 days prior to the meeting and during the meeting at www.virtualshareholdermeeting.com/KEQU2025.
It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to participate in the virtual meeting in person, we urge you to vote your shares as soon as possible. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials.
DONALD T. GARDNER III
Secretary
July 7, 2025

KEWAUNEE SCIENTIFIC CORPORATION
PROXY STATEMENT
The proxy that accompanies this Proxy Statement is solicited by the Board of Directors of Kewaunee Scientific Corporation (the “Company”) for use at the annual meeting of stockholders of the Company to be held virtually on August 27, 2025, at 11:00 A.M. Eastern Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted during the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, for ratification of the appointment of the independent registered public accounting firm, for approval on an advisory basis of the compensation of our named executive officers, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.
The Company’s principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).
Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be Held on Wednesday, August 27, 2025
Our Annual Report on Form 10-K for the fiscal year ended April 30, 2025 and this Proxy Statement are available at: www.proxyvote.com.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2025 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about July 7, 2025.
Virtual Meeting Admission
Stockholders of record as of June 30, 2025, will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/KEQU2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your voting instruction form does not include a 16-digit control number, you must contact your brokerage firm, bank, or other financial institution (“broker”) for instructions to access the meeting. If you do not have your 16-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote, ask questions, or otherwise participate. A replay of the audio webcast of our Annual Meeting will be made available on our website for approximately one year.
The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time on Wednesday, August 27, 2025. You may log in 30 minutes before the start of the Annual Meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to provide time to register, test their internet or cell phone connectivity, and download the required software, if needed.
The virtual meeting will be fully supported across browsers (Firefox, Chrome, Microsoft Edge, and Safari) and devices (desktops, laptops, tablets, and other mobile devices) running the most updated version of applicable software and plugins. We strongly recommend that you ensure you have a strong Wi-Fi or cell phone connection wherever you intend to participate in the virtual Annual Meeting.

ITEM 1.
ELECTION OF DIRECTORS
Two Class III directors are to be elected at the meeting. The Board of Directors, at its meeting on May 7, 2025, upon the recommendation of the Nominating and Corporate Governance Committee, selected Mrs. Margaret B. Pyle and Mr. Donald F. Shaw as the nominees for re-election as directors at the annual meeting, to serve for a three-year term. The nominees are serving as directors as of the date of this Proxy Statement. The nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy card and the proxy card is validly executed and returned, the stockholder’s shares will be voted for the election of the nominees named below. If due to circumstances not now foreseen, the nominees become unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.
Information on the current nominees for Class III directors and the current Class I and II directors are shown below.
Class III directors nominated for re-election to serve until the annual meeting of stockholders in 2028:
MARGARET B. PYLE, 73, was elected a director of the Company in February 1995. Ms. Pyle serves as Vice Chairman and CEO of The Pyle Group, a financial services and investment company, where she had previously served as Chief Legal Counsel and Vice Chair from 2007 to 2020. Ms. Pyle has also been Vice President, Secretary, Treasurer, and Director of Uniek, Inc., a home decor company, since 2020. She was engaged in the practice of corporate law in Milwaukee and Madison, Wisconsin from 1978 to 2023 and was the sole Trustee and Chief Executive Officer of the Allis-Chalmers Corporation Product Liability Trust from June 1996 until its termination in March 2012 and sole Trustee and Chief Executive Officer of the Ranger Industries, Inc. Product Liability Trust from April 2012 until its termination in April 2020. We believe Ms. Pyle is well suited to serve on our Board due to her many years of experience in a variety of legal matters relevant to the Company, her 30 years of experience as a director of the Company and her understanding of the long-term interests of the Company and its stockholders.
DONALD F. SHAW, 74, was elected a director of the Company on June 1, 2013. He previously served as President, Chief Executive Officer, and Chairman of the Board of ISEC, Inc., a high-end commercial interior subcontractor, from 2004 until his retirement in March 2013. Mr. Shaw held the position of Executive Vice President of ISEC, Inc. from 1988 to 2004 and served in various sales management positions with ISEC from 1977 to 1988. We believe Mr. Shaw is well suited to serve on our Board due to his wealth of knowledge in the construction industry and his experience as chief executive officer and in other management positions of a highly successful company.
Class II director continuing in office to serve until the annual meeting of stockholders in 2027:
KEITH M. GEHL, 66, was elected a director of the Company in April 2015. He previously served as Senior Vice President of Real Estate & Facilities of Family Dollar Stores Inc. from 2003 until his retirement in June 2013. From 1989 to 2003, Mr. Gehl held a number of management positions with Food Lion, Inc. At Food Lion, he served as Director of Internal Audit from 1989 to 1996, Director of Store Operations from 1996 to 1997, Vice-President Real Estate and Construction from 1997 to 2000, and Executive Vice President Real Estate and Business Strategy from 2000 to 2003. Mr. Gehl serves on the Board of Morton Buildings, a construction company headquartered in Morton, Illinois, and previously served on the Board of RONA, Inc., a Canadian home improvement retailer. Mr. Gehl holds an accounting degree from Valparaiso University and is a Certified Public Accountant (CPA). We believe Mr. Gehl is well suited to serve on our Board due to his many years of experience as a financial executive.
Class I directors continuing in office to serve until the annual meeting of stockholders in 2026:
THOMAS D. HULL III, 49, was elected President and Chief Executive Officer and appointed a member of the Board in March 2019. He joined the Company in November 2015 as Chief Financial Officer and Vice President of Finance, Corporate Secretary and Treasurer. Prior to joining the Company, Mr. Hull was the Vice President of Finance, Accounting and Information Technology of ATI Specialty Materials, a subsidiary of ATI Inc. (formerly Allegheny Technologies Incorporated), a world leader in the production of nickel-based superalloys, titanium-based alloys, and specialty steels for the aerospace, oil and gas, and medical industries, from August 2011 to October 2015. From January 1998 to July 2011, Mr. Hull held several management positions with Ernst & Young. Mr. Hull is a Certified Public Accountant (inactive status), has a Master of Business Administration degree from the University of Pittsburgh, Joseph M. Katz School of Business, and a Bachelor of Science degree in Accounting from

LaRoche College. We believe Mr. Hull is well suited to serve on our Board due to his extensive experience serving public companies while at Ernst & Young, his broad industry experience, his education and his knowledge of the business and markets in which the Company competes.
DAVID S. RHIND, 62, was elected a director of the Company in April 2008. Mr. Rhind is an attorney-at-law. From June 2012 to March 2015, Mr. Rhind served as Deputy General Counsel for Hudson Global, Inc. (formerly Hudson Highland Group, Inc.) of New York, New York, a leading provider of specialized professional recruitment, recruitment outsourcing, talent management, and related staffing services and solutions. From July 2003 to June 2012, Mr. Rhind was General Counsel, North America, for Hudson. From October 1995 to June 2003, he was Associate General Counsel at Technology Solutions Company of Chicago, a technology consulting and systems integration company. We believe Mr. Rhind is well suited to serve on our Board due to his many years of experience in legal matters, his overall business acumen, and his understanding of the long-term interests of the Company and its stockholders.
JOHN D. RUSSELL, 72, was elected a director of the Company in May 2011. Since May 2023, Mr. Russell has served as Chairman of Morton Buildings, a construction company headquartered in Morton, Illinois. From November 2015 to April 2023, Mr. Russell has served as the Chief Executive Officer and Chairman of the Board of Morton Buildings. From September 2012 to November 2015, Mr. Russell was a Managing Director of ForteONE, a Chicago-based consulting firm focused on growing revenues and profitability of middle market companies. From June 2006 until March 2014, Mr. Russell was a business consultant and a Board Member for Strategic Materials Incorporated, the largest glass recycling business in North America. From September 2007 to May 2010 he was the President and Chief Executive Officer of Maysteel LLC, a precision metal fabricator in Menomonee Falls, Wisconsin. From April 2002 to April 2006 he was President and Chief Executive Officer of Neoplan USA, a manufacturer of heavy duty transit buses. Prior to April 2002, Mr. Russell held various executive positions with Brunswick Corporation where he was a Corporate Officer, and he was a partner at McKinsey and Company. Mr. Russell earned an MBA from the University of Chicago and is currently a Governance Fellow and Leadership Fellow with the NACD. We believe Mr. Russell is well suited to serve on our Board due to his experience as chief executive officer of three different companies, his other executive management experience, his experience as a director of another company, his business education, and his accreditations with the NACD.
Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years.
Except for Mr. Hull, each director and nominee is an independent director.
The Board of Directors has a policy whereby any director reaching age 75 during his/her term is expected to retire at the end of the term.
The Board of Directors recommends a vote FOR the election of the foregoing nominees for election as
Class III directors.
Meetings and Committees of the Board
The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company’s business and activities through reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the Chief Executive Officer and other Company officers. The Board is regularly advised of actions taken by the committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company’s fiscal year ended April 30, 2025, the Board of Directors held six meetings.
During fiscal year 2025, the standing committees of the Board of Directors of the Company were the Audit Committee, Compensation Committee, Financial/Planning Committee, and Nominating and Corporate Governance Committee. The functions and membership of the committees are described below.
The Audit Committee consists of Messrs. Gehl (Chairman), Russell, and Shaw. All members of the committee are independent directors. The committee performs the responsibilities and duties described in the Company’s Audit Committee Charter, and is responsible for annually appointing the independent auditor for the Company, approving services to be performed by the independent auditor, reviewing the independent auditor’s reports, and reviewing the Company’s quarterly and annual financial statements before release to the public. In accordance with Audit

Committee Charter guidelines, the committee is responsible for reviewing and approving all related party transactions. The Board of Directors has determined that Mr. Gehl is an “audit committee financial expert” within the meaning of the current rules of the Securities and Exchange Commission (“SEC”). The committee met four times during the Company’s last fiscal year. The Audit Committee Charter can be found on the Company’s website at http://www.kewaunee.com.
The Compensation Committee consists of Messrs. Russell (Chairman), Gehl, Rhind, and Shaw and Ms. Pyle. All members of the committee are independent directors. The committee considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of executive officers of the Company; short- and long-range incentive compensation programs for officers and other key employees of the Company; and equity award grants to key employees. The committee has acted as the plan administrator for the Kewaunee Scientific Corporation 2023 Omnibus Incentive Plan (the “2023 Plan”), as well as prior stock option plans for officers and other key employees. The committee may delegate its responsibilities and authority to one or more subcommittees as the committee may deem appropriate in its sole discretion. The Compensation Committee Charter can be found on the Company’s website at http://www.kewaunee.com. The committee met three times during the Company’s last fiscal year. The committee has engaged a compensation consultant in the past to advise the committee on executive compensation, and did so on a limited basis in 2024 and in 2025.
The Financial/Planning Committee consists of Messrs. Shaw (Chairman), Hull, Russell, and Ms. Pyle. The committee reviews and provides recommendations to the Board of Directors with respect to the Company’s strategic plan, the annual budget for the Company, and the annual budget for capital expenditures. The committee also reviews the investment results of the assets of the Company’s retirement plans. The committee met four times during the Company’s last fiscal year.
The Nominating and Corporate Governance Committee consists of Ms. Pyle (Chairman), and Messrs. Gehl and Rhind. The committee performs the responsibilities and duties described in the Company’s Nominating and Corporate Governance Committee Charter, which is available on the Company’s website at http://www.kewaunee.com. The committee is comprised of at least three directors, all of whom meet the criteria for independence required by the NASDAQ Global Market. The committee reviews and recommends to the Board of Directors the appointment of directors to Board committees and the selection of the chairperson of each committee, makes recommendations to the Board of Directors with respect to officers of the Company, assures that an up-to-date management succession plan is in place for the Chief Executive Officer and other executive officers, reviews and makes recommendations to the Board of Directors regarding director compensation and benefits, periodically reviews the skills and qualifications of existing directors with a view toward a well-rounded and effective Board, identifies and screens potential nominees to the Board, and reviews stockholder proposals for inclusion in the Company’s Proxy Statement. In addition, the committee makes recommendations to the Board of Directors concerning nominees for Board membership brought to its attention by officers, directors, and stockholders. Proposals may be addressed by the stockholders of the Company to the committee at the address shown on the cover of this Proxy Statement, attention of the Secretary. At a minimum, a candidate for the Board must have demonstrated significant accomplishment in his or her field, the capacity and experience to understand the broad business operations of the Company, and the vision to assist the Company in its development and expansion. The Nominating and Corporate Governance Committee does not favor or disfavor any particular nominee on the basis of race, religion, gender, age, or national origin. The Committee met two times during the Company’s last fiscal year.
Executive sessions of independent directors are held as necessary. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and any other non-independent directors. The Board of Directors has determined that each of Messrs. Gehl, Rhind, Russell, Shaw, and Ms. Pyle are independent within the meaning of the rules of the NASDAQ Global Market.
The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Stockholders, although all directors are expected to attend. All members of the Board of Directors attended the Company’s 2024 Annual Meeting of Stockholders. In the Company’s last fiscal year, each director attended, personally or via teleconference, all meetings of the Board and all meetings held by committees of the Board on which such director served.

Board Leadership Structure
The Board determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its stockholders. Currently, the Board believes that the positions of Chairman and Chief Executive Officer should be separate.
Board’s Role in Risk Oversight
The Board oversees risk management processes directly and through its committees. Management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risk arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, and succession planning for our directors.
Stockholder Communications with the Board of Directors
The Board of Directors recommends that any communications from stockholders be in writing and addressed to the Board in care of the Corporate Secretary, 2700 West Front Street, Statesville, North Carolina 28677-2927. The name of any specific Board member to whom a communication is intended to be addressed should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipient if one is noted; however, the Corporate Secretary, prior to forwarding any correspondence, will review the correspondence, and in his discretion, will not forward certain items if they are deemed frivolous, of inconsequential commercial value, or otherwise inappropriate for Board consideration.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Messrs. Russell, Gehl, Rhind, and Shaw and Ms. Pyle. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.
Director Compensation
In fiscal year 2025, each non-employee director of the Company received an annual retainer of $120,000. For fiscal year 2025, the annual retainer was payable half in cash ($60,000), payable monthly over the last six months of the fiscal year, and half in fully vested shares of Company common stock ($60,000, with the number of shares based on the average of the high price and low price of the common stock on the grant date, which is generally in early May), except that directors who have satisfied the Company’s stock ownership guidelines could elect to receive $60,000 in cash in lieu of stock. In addition, the Chairs of the Nominating and Corporate Governance Committee, Financial/Planning Committee, and Compensation Committee each received an annual cash fee of $10,000; the Chair of the Audit Committee received an annual cash fee of $15,000; and the non-employee Chair of the Board received an annual cash fee of $35,000. Directors were also reimbursed for their expenses for each Board and committee meeting attended.

Director Compensation Table
The following table sets forth fiscal year 2025 compensation for each non-employee director of the Company who served during fiscal year 2025. During the year, Mr. Hull served as an employee director of the Company and received no additional compensation for his services as a director. See the Summary Compensation Table for disclosure related to the compensation received by Mr. Hull.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Keith M. Gehl	135,000	135,000
Margaret B. Pyle	130,000	130,000
David S. Rhind	155,000	155,000
John D. Russell	130,000	130,000
Donald F. Shaw	130,000	130,000

(1)
Under the Company’s director compensation program, directors who have satisfied the Company’s stock ownership guidelines may elect to receive cash in lieu of director fees otherwise payable in fully vested shares of Company common stock. For fiscal year 2025, all non-employee directors made such election.

CORPORATE GOVERNANCE
Code of Ethics
We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and key employees with financial reporting responsibilities (“Code of Ethics”). The Code of Ethics is posted on our website at www.kewaunee.com. We have also adopted a substantially similar code of ethics that applies to officers and key employees. Any waiver or amendment to the Code of Ethics will be timely disclosed on our website. We also make these materials available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies the Code of Ethics as warranted.
Compliance and Ethics Hotline
We maintain a compliance and ethics hotline through which employees can report evidence of illegal or unethical behavior, or violations of the Code of Ethics. The compliance and ethics hotline is serviced by an independent company, is available seven days a week, 24 hours a day and can be accessed by individuals through a toll-free number. Employees can report concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith. This system documents the reporting person’s statement and transmits the information to the appropriate Board or management personnel with oversight of the area identified in the report. Those personnel have the authority to conduct an investigation, research applicable policies, regulations, and statutes, and determine the appropriate action to resolve the reported item.
Director and Executive Officer Stock Ownership Guidelines
Effective March 1, 2017, the Board approved stock ownership guidelines under which non-employee directors of the Company are expected to maintain ownership of a minimum amount of Company common stock equal in value to three times their annual retainer. Once this requirement has been met, the director can elect to receive cash compensation in lieu of compensation that would otherwise be paid in the form of equity.
In June 2025, the Board amended the stock ownership guidelines for the Company’s executive officers. Under the guidelines, the Chief Executive Officer must maintain ownership of a minimum amount of Company common stock equal in value to 300% of his annual salary, including outstanding shares owned, as well as the value of shares underlying unvested equity awards subject to a service component. The Chief Financial Officer must maintain ownership of a minimum amount of Company common stock equal in value to 200% of his annual salary, including outstanding shares owned, as well as the value of shares underlying unvested equity awards subject to a service component. All other executive officers must maintain ownership of a minimum amount of Company stock equal in value to 150% of their annual salary, including outstanding shares owned, as well as the value of shares underlying unvested equity awards subject to a service component. The per share value is calculated as a trailing 12-month equal weighted daily average for all officers.
The Company does not have a policy specifically prohibiting employees or directors from engaging in hedging transactions relating to the Company’s securities.
Insider Trading Policy
We have adopted an insider trading policy and related procedures governing the purchase, sale, or other dispositions of our securities by our directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our insider trading policy has been filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended April 30, 2025.

ITEM 2.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has approved the engagement of FORVIS MAZARS, LLP (“FORVIS”), as its independent registered public accounting firm for the fiscal year ending April 30, 2026.
FORVIS’ audit report on the financial statements of the Company for the two most recent fiscal years ended April 30, 2025 and 2024 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years ended April 30, 2025 and 2024, the Company has not had any “disagreements” (as such term is defined in Item 304 of Regulation S-K) with FORVIS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of FORVIS, would have caused FORVIS to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such periods.
During the Company’s two most recent fiscal years ended April 30, 2025 and 2024, there were no “reportable events” (as such term is defined in Item 304 of Regulation S-K).
During the Company’s two most recent fiscal years, neither the Company nor anyone on its behalf consulted FORVIS regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by FORVIS to the Company that FORVIS concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as such terms are defined in Item 304 of Regulation S-K).
Although not required by law, our bylaws or otherwise to submit the appointment to a vote by stockholders, the Audit Committee is requesting that the stockholders ratify the appointment of FORVIS because we value our stockholders’ views on our independent public accounting firm and as a matter of good corporate practice. Assuming that a quorum is present, the selection of FORVIS will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification or abstain. The Audit Committee will consider the outcome of this vote but is not bound by our stockholders’ vote.
It is expected that a representative of FORVIS will participate in the virtual Annual Meeting of Stockholders to be held on August 27, 2025 to answer any appropriate questions. and such representative will have an opportunity to make a statement if he or she desires.
The Audit Committee recommends a vote FOR ratification of the independent registered public accounting firm of Forvis Mazars, LLP as the Company’s independent auditors for fiscal year 2026.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and non-audit services to be provided by the Company’s independent auditors on a case-by-case basis. In making such determination, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the audit and non-audit services provided by the Company’s independent auditors on behalf of the Company in fiscal years 2025 and 2024 were pre-approved in accordance with this policy.
Audit Fees and Non-Audit Fees
The following fees were paid or will be paid to Forvis Mazars, LLP for professional services rendered on behalf of the Company related to the past two fiscal years:

	2025	2024
Audit of Financial Statements	$756,039	$511,013
Audit-Related Fees	482,250	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,238,289	$511,013

For both 2025 and 2024, audit fees included the audit of the Company’s annual consolidated financial statements and the review of its quarterly financial statements. The 2025 audit fees also included services performed by Forvis Mazars, LLP in connection with their review of the Company’s Form 8-K related to the Nu Aire, Inc. acquisition. Audit related fees for 2025 included due diligence procedures associated with the acquisition, as well as audits of Nu Aire, Inc.’s financial statements required for inclusion in the Company’s Form 8-K. For additional information related to the acquisition, refer to Note 4 to the Consolidated Financial Statements in the Company’s 2025 Annual Report on Form 10-K.
Audit Committee Report
The Audit Committee is responsible for overseeing the Company’s financial reporting process and other duties as described in the Audit Committee Charter. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2025 with management and the Company’s registered independent public accounting firm. Management of the Company is responsible for these financial statements and the Company’s financial reporting process, including the Company’s system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of these financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee has received the written disclosures and the letter from Forvis Mazars, LLP required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with Forvis Mazars, LLP their independence.
The Audit Committee also considered whether the provision of non-audit services by Forvis Mazars LLP, if any, was compatible with maintaining its independence. Based on the Committee’s review of the audited financial statements and the review and discussions described in the preceding paragraph, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2025 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 for filing with the SEC. All members of the committee meet the independence standards established by the NASDAQ Global Market.
Audit Committee Members
Keith M. Gehl, Chairman
John D. Russell
Donald F. Shaw

ITEM 3.
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”). At their meeting in August 2019, our stockholders voted in favor of holding the advisory vote on executive compensation on an annual basis. Accordingly, we hold such advisory votes annually. The next stockholder vote on the frequency of holding the advisory vote on executive compensation will be held at the 2025 Annual Meeting. This advisory proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies, and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2025 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
As this is an advisory vote, the result will not be binding on us, the Board of Directors, or the Compensation Committee, although the Board of Directors and the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design, and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
We recommend a vote FOR the approval, on an advisory basis,
of the compensation of our named executive officers,
as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
The following sections provide compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under the rules of the SEC.
Introduction
This Compensation Discussion and Analysis describes and explains the compensation awarded in fiscal year 2025 to the named executive officers listed below (the “named executive officers”) under the executive compensation program in effect for fiscal year 2025.
Background
Management has successfully navigated several challenging years, executing multiple strategic initiatives to transform and reposition the Company. These initiatives include exiting direct sales markets, transitioning to two North American dealers, installing and commissioning critical equipment in our manufacturing plants, and investing in our international subsidiaries.
Key to this strategy is the retention and recruitment of qualified directors and executives.
Our executive compensation program for the named executive officers is designed to:
•	Reflect modern compensation practices, in order to enhance our ability to attract and retain talented management;
•	Reward both short-term and long-term performance consistent with the Company’s strategy to drive both revenue growth and margin expansion;
•	Provide that a significant portion of each executive officer’s compensation is at risk, subject to the achievement of specifically identified short-term and long-term goals; and
•	Further align the interests of management with the interests of stockholders.
Named Executive Officer Compensation
The principal components of the Company’s compensation program for named executive officers are discussed below. Executive compensation is overseen by the Compensation Committee of the Board, which is composed solely of independent directors.
Base Salary
The Compensation Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is provided (1) information furnished by the Company’s human resources department on historical data about the base and total compensation for each executive, and marketplace compensation data, including both base and incentive compensation data, for comparable positions at other manufacturing and service companies with generally similar annual sales volume, and (2) individual performance appraisals and recommended base salary adjustments from the Chief Executive Officer for each executive officer, except himself. The human resources department also provides a base salary range based on class for each executive officer, which shows a minimum, mid-point, and maximum salary, and the position of the executive officer’s base salary in this range. The base salary range is established using marketplace comparison data and the individual responsibilities of the executive officer’s position, and is updated each year for inflation. The Company typically targets base salaries at the mid-point of the Company’s established range for a position. The Committee further considers, on a subjective basis, the executive officer’s particular qualifications, level of experience, and sustained performance over time. These same factors are also considered in determining an adjustment to the salary of the Chief Executive Officer. Base salaries are traditionally adjusted as of July 1 of each year. The table below provides annualized information for the base salaries of our named executive officers as of July 1 of the indicated fiscal years.

Name	FY 2024 Salary $	FY 2025 Salary $	Percentage Change
Thomas D. Hull	440,000	494,560	12.40%
Donald T. Gardner III	325,000	363,350	11.80%
Douglas Batdorff	251,051	258,583	3.00%

Annual Incentive Compensation
All of the Company’s executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash and/or equity bonus for each fiscal year of the Company, based on the attainment of financial and non-financial goals established under the incentive bonus plan and, to a lesser extent, on the executive officer’s achievement of established personal objectives to the degree determined by the Board upon the recommendation of the Chief Executive Officer and the Compensation Committee. Bonuses under the annual incentive plan represent at-risk compensation, subject to the achievement of specified goals.
At the beginning of the fiscal year, the Board approved financial goals for the Company for the year and, upon recommendation of the Compensation Committee, established specified percentages of each executive officer’s base salary that would be available for bonuses if the Company and/or its operating businesses achieved specified financial goals. The Board generally attempted to establish annual goals at target levels it believed were challenging, but achievable, with earnings above target levels considered to be relatively difficult to achieve. In determining the level of available bonuses for each executive officer, many of the same factors considered in determining an executive officer’s base salary were also considered by the Compensation Committee and the Board. The components of the financial goals were achievement of certain predetermined EBITDA targets. EBITDA is a non-GAAP financial measure and is calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation and amortization.
For fiscal year 2025, specified percentages of salary for determining the bonus for the Chief Executive Officer were 75% at target, to a maximum of 165% if the financial goals were reached at 200% of target. Bonuses were still possible at levels below 100% of target. The corresponding specified percentages for Mr. Gardner were 50% at target, to a maximum of 110% if the financial goals were reached at 200% of target. Bonuses were still possible at levels below 100% of target. The corresponding specified percentages for Mr. Batdorff were 35% at target, to a maximum of 77% if the financial goals were reached at 200% of target. Bonuses were still possible at levels below 100% of target. For all named executive officers, bonuses for performance achieved between the foregoing levels would be based on linear interpolation. The financial and non-financial goals for fiscal year 2025 were achieved, and as a result all of our named executive officers earned a cash bonus for fiscal year 2025 under the annual incentive bonus plan. The amounts of the cash bonuses received by our named executive officers are included in the Summary Compensation Table under the heading “Nonequity Incentive Plan Compensation”.
Long-Term Incentive Plan
At the Company’s Annual Meeting of Stockholders held on August 23, 2023, the Company’s stockholders approved the 2023 Plan, and the 2023 Plan became effective at that time. With the effectiveness of the 2023 Plan, no additional equity awards will be granted under the 2017 Plan, although outstanding awards under the 2017 Plan will continue to be administered. Executives are eligible to receive long-term incentive compensation in the form of restricted stock units (“RSUs”). RSUs represent the right to receive, upon vesting of the RSUs, shares of the Company’s common stock. The Company has in the past awarded RSUs with time-based and performance-based vesting conditions. For fiscal year 2025, the time-based RSUs generally represented 40% of each award and will vest in equal annual installments over a three-year period; the performance-based awards represent 60% of the award, assuming target level achievement, and will vest based on the achievement of performance targets over a three-year period. Future awards may contain either time-based or performance-based conditions, or a combination thereof. We currently intend that awards will be made annually, with a new three-year vesting period applicable to each year’s awards. The number of shares covered by the award, assuming target level achievement, is based on a percentage of salary with the percentages for the Chief Executive Officer, Mr. Gardner and Mr. Batdorff being 150%, 80% and 60%, respectively, and using the average of the high price and low price of our stock price on the grant date to value the awards.
The Board of Directors and the Compensation Committee typically grant equity awards during regularly scheduled meetings. The timing of such grants is dependent, among other things, on events such as the regular schedule for grants, mid-year promotions, new-hires and any extraordinary circumstances. The Board of Directors and the Compensation Committee do not take material nonpublic information into account when determining the timing and terms of equity awards. The Company has not timed the disclosure of material non public information for the purpose of affecting the value of executive compensation.

Other Compensation Plans
The Company also maintains a 401(k) Incentive Savings Plan (the “401(k) Plan”), which covers substantially all salaried and hourly employees, including all of the executive officers. The 401(k) Plan provides benefits to all employees who have attained age 21, completed three months of service, and elect to participate. Under the terms of the 401(k) Plan, the Company makes matching contributions equal to 100% of the employee’s qualifying contribution up to 3% of the employee’s compensation, and makes matching contributions equal to 50% of the employee’s contributions between 3% and 5% of the employee’s compensation, resulting in a maximum employer contribution equal to 4% of the employee’s compensation. Additionally, the Company may make a discretionary contribution for participants employed by the Company on December 31 of each year up to 1% of the participant’s qualifying compensation for that calendar year based on the profitability of the Company.
The Company also maintains a non-qualified 401 Plus Executive Deferred Compensation Plan (the “401 Plus Plan”), which supplements the 401(k) Plan. The 401 Plus Plan was adopted to provide highly compensated employees an alternative retirement plan because income tax laws restrict the amount of contributions executives may otherwise contribute to the 401(k) Plan. The 401 Plus Plan operates similarly to the 401(k) Plan; the Company makes matching credits to the participant’s account in an amount equal to 50% of the compensation deferred by the participant up to 6% of the participant’s compensation. Amounts deferred under the 401 Plus Plan will be distributed to the participant after the participant’s termination of employment with the Company in cash in a lump sum or installments at a time previously elected by the participant. All of the named executive officers are eligible to participate in the 401(k) plan and the 401 Plus Plan and participated in the 401(k) Plan and the 401 Plus Plan in fiscal year 2025. The 401 Plus Plan allows participants to invest deferred amounts in various standard mutual funds.
Each of the Company’s executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various other group compensation and benefit plans on the same basis as other employees. Benefits under these plans are not directly tied to employee or Company performance.
Chief Executive Officer Compensation
The Compensation Committee considers the Chief Executive Officer’s leadership an important factor in the future success of the Company. The compensation of the Chief Executive Officer has traditionally included base salary, annual incentive compensation, long-term incentive compensation, and benefits under various group plans. In establishing the Chief Executive Officer’s base salary for each fiscal year, the Compensation Committee considers operating results for the prior year and the outlook for the current year, continued development of the management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, a review of his base salary in relation to the range for his position proposed by the human resources department, and the price of the Company’s common stock.
The Chief Executive Officer’s annual incentive compensation and long-term incentive compensation have been determined pursuant to the Company’s incentive plans for executive officers, and will continue to be determined under the incentive plans for executive officers that are part of the Company’s executive compensation program. Mr. Hull earned a cash bonus of $546,206 for fiscal year 2025 under the annual incentive bonus plan.

COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. Hull III President and Chief Executive Officer	2025	485,467	—	964,520	546,206	37,746	2,033,939
	2024	431,042	250,000	660,000	726,000	53,361	2,120,403
Donald T. Gardner III Vice President Finance and Chief Financial Officer	2025	356,958	150,000	377,971	267,529	16,516	1,168,974
	2024	316,667	—	260,000	357,500	18,812	952,979
Douglas Batdorff Vice President of Manufacturing Operations	2025	257,328	—	201,722	154,311	23,021	636,382
	2024	249,833	—	85,309	193,309	23,214	551,665

(1)
The amount listed for Mr. Gardner represents a retention bonus paid by the Company. On June 26, 2024, the Company and Mr. Gardner entered into a Retention Bonus Agreement, pursuant to which he was paid the retention bonus. The bonus is subject to forfeiture if Mr. Gardner voluntarily resigns from employment with the Company other than for “good reason” or if the Company terminates Mr. Gardner’s employment for “cause” before June 26, 2027. “Good reason” and “cause” have the meanings set forth in Mr. Gardner’s Change of Control Agreement with the Company.

(2)
For 2025 as well as 2024 this reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value is determined based on the average of the high and low trading prices of our stock on the grant date. See Note 9 to the Consolidated Financial Statements included in the Company’s 2025 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of the RSUs. See “Annual Incentive Compensation” and “Long-Term Incentive Plan” on page 12 for a discussion of the vesting conditions applicable to RSUs.

(3)	The amounts represent bonuses paid under the Company’s annual incentive plan. .
(4)
The amounts listed for each named executive officer consist of matching and non-matching contributions made or accrued by the Company on behalf of that executive officer to the Company’s 401(k) Incentive Savings Plan and 401 Plus Executive Deferred Compensation Plan. The 2025 matching contributions made by the Company for the 401(k) Incentive Savings Plan were $2,502, $12,882 and $9,502 for Messrs. Hull, Gardner and Batdorff, respectively. The 2025 matching contributions made by the Company to the 401 Plus Executive Deferred Compensation Plan were $35,244, $3,634 and $13,519 for Messrs. Hull, Gardner and Batdorff, respectively.

Outstanding Equity Awards at Fiscal Year-End (April 30, 2025)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas D. Hull III	5,357(4)	169,656	—	—
	8,265(5)	261,753	43,393	1,374,256
	7,922(6)	250,890	11,884(6)	376,366
Donald T. Gardner III	3,036(4)	96,140	—	—
	3,256(5)	103,118	17,095	541,399
	3,104(6)	98,304	4,657(6)	147,487
Douglas Batdorff	1,972(4)	62,453	—	—
	1,069(5)	33,855	5,609	177,637
	1,657(6)	52,477	2,485(6)	78,700

(1)	Represents unvested time-based RSUs. Time-based RSUs will vest in equal installments on each anniversary of the grant date over a three-year period.
(2)
Represents unvested performance-based RSUs. Performance-based RSUs will vest following a three-year performance period based on the achievement of performance targets over such period. The performance targets for these performance-based awards relate to financial and non-financial improvements over the three year performance period. Attainment of the financial component of the plan is contingent upon achieving specific EBITDA targets. Amounts shown represent achievement of performance goals.

(3)	The closing trading price for the Company’s common stock was $31.67 on April 30, 2025.
(4)	RSUs granted on June 29, 2022.
(5)	RSUs granted on June 28, 2023. Amounts shown assume achievement of performance goals at maximum achievement.
(6)	RSUs granted on June 26, 2024. Amounts shown assume achievement of performance goals at target achievement.

Payments upon Termination or Change in Control
The following table includes information regarding the estimated amount of payments and other benefits each named executive officer would receive if his employment with the Company was terminated on April 30, 2025.

Name and Benefits	Termination Without Cause and no Change in Control ($)(1)	Termination Without Cause or Good Reason after Change in Control ($)(2)
Thomas D. Hull III
Base salary	$494,560	$989,120
Annual bonus	—	741,840
Medical & disability insurance(3)	19,251	—
Total	$513,811	$1,730,960

Donald T. Gardner III
Base salary	$363,350	$726,700
Annual bonus	—	363,350
Medical & disability insurance(3)	19,251	—
Total	$382,601	$1,090,050

Douglas Batdorff
Base salary	$258,583	$258,583
Annual Bonus	—	90,504
Medical & disability insurance(3)	6,399	—
Total	$264,982	$349,087

(1)	Amounts listed in this column are consistent with the Company’s historical severance practices, consisting of annual base salary and the Company’s share of premiums for medical coverage.
(2)
Amounts listed in this column represent amounts payable to each of Mr. Hull, Mr. Gardner and Mr. Batdorff pursuant to the terms of his respective change of control agreement with the Company in effect at April 30, 2025.

(3)	Represents the Company’s share of premiums for medical coverage during the relevant periods.

AGREEMENTS WITH CERTAIN EXECUTIVES
The Company entered into Change of Control Employment Agreements (i) with Mr. Hull as of November 2, 2015; (ii) with Donald T. Gardner, III, Vice President - Finance, Chief Financial Officer, Treasurer and Secretary in fiscal year 2019; and (iii) with Douglas Batdorff, Vice President of Manufacturing, in fiscal year 2022 (collectively, the “Agreements”). These Agreements provide for the payment of compensation and benefits in the event of termination of the executive officer’s employment within three years following a Change of Control of the Company, as defined in the Agreements. Each executive officer whose employment is so terminated will receive compensation if the termination of his or her employment was by the Company or its successor without Cause, or by the executive officer for Good Reason, each as described below and defined in the Agreements. Upon such a termination of employment within one year following a Change of Control (two years in the case of Mr. Hull and Mr. Gardner), the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive officer’s annual compensation (including Annual Salary and Annual Bonus, each as defined in the Agreements), with respect to Mr. Batdorff, and two times the executive officer’s annual compensation with respect to Messrs. Hull and Gardner. Upon a termination of employment occurring after the first anniversary (second anniversary in the case of Messrs. Hull and Gardner), but within three years, of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Mr. Batdorff will be entitled to a lump-sum payment equal to one-half of their annual compensation and Messrs. Hull and Gardner will be entitled to a lump-sum payment equal to their annual compensation. See “Compensation Tables – Payments upon Termination or Change in Control” for other entitlements for the named executive officers under terms of the Agreements. For purposes of the Agreements, subject in each case to certain conditions and qualifications set forth in the Agreements, (A) “Cause” shall mean, (i) the willful and continued failure of the executive officer to perform substantially his or her duties with the Company or one of its affiliates, or (ii) the willful engaging by the executive officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, and (B) “Good Reason” shall mean, (i) the assignment to the executive officer of any duties inconsistent in any material respect with the executive officer’s position, authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, (ii) any failure by the Company to comply with any of the compensation provisions of the executive officer’s Agreement, (iii) the Company’s requiring the executive officer to relocate or the Company’s requiring the executive officer without the executive officer’s consent to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control Date, (iv) any purported termination by the Company of the executive officer’s employment otherwise than as expressly permitted by the executive officer’s Agreement, or (v) any failure by the Company to cause any successor to the Company to assume the executive officer’s Agreement.

PAY VERSUS PERFORMANCE
For the purposes of this Section, we have elected to take advantage of certain of the scaled disclosure available to the Company for smaller reporting companies. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company.
For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section and the executive compensation tables contained in this Proxy Statement.

Fiscal Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On Company Total Shareholder Return[5]	Net Income (thousands)[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	$1,811,359	$1,834,449	$835,746	$855,412	$263.92	$11,405
2024	$2,120,403	$3,761,783	$752,322	$1,238,630	$297.50	$18,753
2023	$965,685	$1,070,045	$554,457	$598,100	$135.42	$738

1
This column represents the amount of total compensation reported for Mr. Hull (our President and Chief Executive Officer) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table (“total compensation”). For further information concerning Mr. Hull’s total compensation, please refer to the Summary Compensation Table in the applicable proxy statement.

2
This column represents the amount of “compensation actually paid” to Mr. Hull, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hull during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Hull’s total compensation for fiscal year 2025 to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO(a)	Reported Summary Compensation Table Value of PEO Equity Awards(b)	Adjusted Value of Equity Awards(c)	Compensation Actually Paid to PEO
2025	$1,811,359	$741,940	$765,030	$1,834,449

a.
This column represents the amount of total compensation reported for Mr. Hull for fiscal year 2025 in the “Total” column of the Summary Compensation Table. For further information concerning Mr. Hull’s total compensation, please refer to the Summary Compensation Table in the proxy statement.

b.
This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year. For further information concerning Mr. Hull’s equity awards, please refer to the Summary Compensation Table in this Proxy Statement. The amount in this column is replaced with the amount reported under the “Adjusted Value of Equity Awards” column in order to arrive at compensation actually paid for fiscal year 2025.

c.
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2025 (the “Subject Year”). For a Subject Year, the adjusted amount in the “Adjusted Value of Equity Awards” column replaces the “Stock Awards” column in the Summary Compensation Table for Mr. Hull to arrive at compensation actually paid to Mr. Hull for the Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for the Subject Year: (i) the fiscal year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards
2025	$815,439	$(171,481)	—	$121,072	—	—	$765,030

The fair value or change in fair value, as applicable, of stock awards was determined by reference to (1) with respect to RSUs without a performance condition, the closing price of our common stock on the applicable measurement date and (2) with respect to performance-based RSUs, the probability achievement of the related performance condition(s) on the applicable measurement date. The valuation assumptions used to calculate fair values did not otherwise materially differ from those at the time of grant.
3
This column represents the average of the amounts reported for the Company’s named executive officers as determined in accordance with Item 402(m)(2) of Regulation S-K (NEOs) as a group (excluding Mr. Hull), as reported in the “Total” column of the Summary Compensation Table in each applicable fiscal year. For further information concerning our NEOs’ (excluding Mr. Hull) total compensation, please refer to the Summary Compensation Table in the applicable proxy statement for the applicable fiscal year. The names of each of the NEOs (excluding Mr. Hull) included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for 2025, Messrs. Gardner and Batdorff, (ii) for 2024, Messrs. Gardner and Batdorff, and (iii) for 2023, Messrs. Gardner and Batdorff.

4
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Hull), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Hull) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Hull) for fiscal year 2025 to determine the compensation actually paid, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards(b)	Average Non- PEO NEO Adjusted Value of Equity Awards(c)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$835,746	$222,915	$242,581	$855,412

a.
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Hull) in the “Total” column of the Summary Compensation Table in the applicable fiscal year. For further information concerning our NEOs’ (excluding Mr. Hull) total compensation, please refer to the Summary Compensation Table in this Proxy Statement for the applicable fiscal year.

b.
This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Hull) in the “Stock Awards” column in the Summary Compensation Table in the applicable fiscal year. For further information concerning our NEOs’ (excluding Mr. Hull) equity awards, please refer to the Summary Compensation Table in the proxy statement for the applicable fiscal year. The amount in this column is replaced with the amount reported under the “Average Non-PEO NEO Adjusted Value of Equity Awards” column in order to arrive at compensation actually paid for fiscal year 2025.

c.
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Hull) in the “Stock Awards” column in the Summary Compensation Table in the applicable fiscal year determined using the same methodology described above in Note 2(c). For each fiscal year, the adjusted amount in the “Average Non-PEO NEO Adjusted Value of Equity Awards” column replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Mr. Hull) to arrive at compensation actually paid to each NEO (excluding Mr. Hall) for that fiscal year, which is then averaged to determine the average compensation actually paid to the NEOs (excluding Mr. Hull) for that fiscal year. The amounts added or subtracted to determine the adjusted average amount for fiscal year 2025 are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards
2025	$245,047	$(49,303)	—	$46,837	—	—	$242,581

5
Company total shareholder return (TSR) is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

6	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
Description of the Information Presented in the Pay versus Performance Table
As described in greater detail in the Compensation Discussion and Analysis section and the executive compensation tables contained in this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section and the executive compensation tables contained in this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative Company TSR
The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $1,834,449, $3,761,783, and $1,070,045 for fiscal years 2025, 2024, and 2023, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding Mr. Hull), as computed in accordance with Item 402(v) of Regulation S-K, was $855,412, $1,238,630, and $598,100 for fiscal years 2025, 2024, and 2023, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $263.92, $297.50, and $135.42 for fiscal years 2025, 2024, and 2023 respectively. Please see Note 5 above for additional information related to the computation of Company TSR. Consequently, $100 invested in the Company immediately prior to the beginning of fiscal year 2023 increased by 163.92% to $263.92 by the end of fiscal year 2025. Over that same period, compensation actually paid to our PEO, and the average amount of compensation actually paid to the NEOs as a group (excluding Mr. Hull), also increased but with less magnitude.
Compensation Actually Paid and Company Net Income
The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $1,834,449, $3,761,783, and $1,070,045 for fiscal years 2025, 2024, and 2023, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding Mr. Hull), as computed in accordance with Item 402(v) of Regulation S-K, was $855,412, $1,238,630, and $598,100 for fiscal years 2025, 2024, and 2023, respectively. The Company’s net income, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was $11,405,000, $18,753,000, and $738,000 for fiscal years 2025, 2024, and 2023, respectively. Consequently, net income for fiscal year 2025 was over 1,400% higher than net income for fiscal year 2023. Over that same period, compensation actually paid to our PEO, and the average amount of compensation actually paid to the NEOs as a group (excluding Mr. Hull), also increased but with less magnitude.

ITEM 4.
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory approval of the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Item 4, stockholders may indicate whether they would prefer that we conduct such future advisory votes on the compensation of our named executive officers once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
Our Board has determined that an annual advisory vote on the compensation of our named executive officers will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Our stockholders voted on a similar proposal in 2019, and we currently hold the advisory vote on the compensation of our named executive officers every year.
The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of the advisory vote on the compensation of our named executive officers.
This vote is advisory and not binding on the Company, our Board, or our Compensation Committee in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on the compensation of our named executive officers. The Board may decide that it is in the best interests of our stockholders and the Company to hold such advisory vote on the compensation of our named executive officers more frequently than the frequency receiving the most votes cast by our stockholders. It is expected that the next Say-on-Pay frequency vote will occur at the 2031 Annual Meeting.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. Proxies submitted without direction pursuant to this solicitation will be voted for “every one Year.”
We recommend a vote on Item 4 to hold Advisory Votes on the Compensation of Our Named Executive
Officers every “One Year.”

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table contains information with respect to the “beneficial ownership” (as defined by the SEC) of shares of the Company’s common stock, as of May 23, 2025, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

Name	Shares beneficially owned(1)	Percent of class
Margaret B. Pyle(2)	44,966	1.6%
Keith M. Gehl	20,396	*
Thomas D. Hull III	48,202	1.7%
David S. Rhind(3)	132,992	4.7%
John D. Russell	34,396	1.2%
Donald F. Shaw	25,000	*
Donald T. Gardner III	20,055	*
Douglas Batdorff	8,058	*
Directors and executive officers as a group (12 persons)	379,134	13.3%

*	Percentage of class is less than 1%.
(1)
Includes shares which may be acquired within 60 days from May 23, 2025 upon vesting of restricted stock units by: Mr. Hull - 12,130, Mr. Gardner - 5,697, Mr. Batdorff - 3,058; and all officers and directors as a group - 29,543.

(2)	Includes 38,070 shares owned by Ms. Pyle as trustee of a trust and 5,000 shares held by Ms. Pyle’s spouse, as to which shares she disclaims beneficial ownership.
(3)
Includes 106,480 shares which are held in trusts of which Mr. Rhind is a co-trustee and a beneficiary, and 10,512 shares held in trusts of which Mr. Rhind is a co-trustee but not a beneficiary. Mr. Rhind disclaims beneficial ownership of all of the shares held in trusts of which Mr. Rhind is a co-trustee but not a beneficiary. Mr. Rhind has sole voting power and shares investment power with respect to all shares held in the aforementioned trusts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table contains information with respect to the “beneficial ownership” (as defined by the SEC) of shares of the Company’s common stock, as of May 23, 2025, by each person who is known by management of the Company to have been the “beneficial owner” of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

Name	Shares beneficially owned	Percent of class
Northern Trust Corporation	301,767(1)	10.6%
The Article 6 Marital Trust	193,876(2)	6.8%
Dimensional Fund Advisors LP	171,601(3)	6.0%
Peter H. Kamin	176,674(4)	6.2%
Minerva Advisors LLC	143,582(5)	5.0%

(1)
The shares owned by Northern Trust Corporation listed in the table are shown as being owned as of December 31, 2023 according to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, which reported sole voting power over 1,000 shares, shared voting power over 300,767 shares, sole dispositive power over 7,851 shares and shared dispositive power over 293,211 shares. Northern Trust Corporation’s address is 50 South LaSalle Street, Chicago, IL 60603.

(2)
The shares owned by The Article 6 Marital Trust listed in the table are shown as being owned as of February 3, 2025 according to a Schedule 13D/A filed with the Securities and Exchange Commission on February 5, 2025. The Article 6 Marital Trust’s address is 4838 Jenkins Avenue, North Charleston, SC 29405.

(3)
The shares owned by Dimensional Fund Advisors LP listed in the table are shown as being owned as of December 29, 2023 according to a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2024. Dimensional Fund Advisors’ address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)
The shares owned by Peter H. Kamin listed in the table are shown being owned as of May 12, 2022 according to a Schedule 13D/A filed with the Securities and Exchange Commission on May 16, 2022. Peter H. Kamin’s address is 2720 Donald Ross Road, Unit #311, Palm Beach Gardens, FL 33410.

(5)
The shares owned by Minerva Advisors LLC listed in the table are shown as being owned as of October 31, 2024 according to a Schedule 13G/A filed with the Securities and Exchange Commission on November 1, 2024, which reported sole voting and dispositive power over 107,104 shares and shared voting and dispositive power over 36,478 shares. Minerva Advisors’ address is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

PROXIES AND VOTING AT THE MEETING
The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company’s common stock. This Proxy Statement and the 2025 Annual Report to Stockholders are available at www.proxyvote.com.
At the close of business on June 30, 2025, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,947,024 shares of common stock of the Company outstanding and entitled to vote.
Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or by attending and voting at the meeting online.
The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the nominees for director. Approval of Item 2 (ratification of appointment of independent registered public accounting firm). Item 3 (advisory vote on the compensation of our named executives) and Item 4 (advisory vote on the frequency of advisory votes on named executive officer compensation) each requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. With respect to Item 4, if no frequency receives the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to a vote, we will consider the frequency receiving the greatest number of votes as the frequency recommended by the stockholders. However, Item 3 and Item 4 are advisory votes only. Abstentions, directions to withhold authority and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders other than elections of directors. Directions to withhold authority and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention with respect to a matter other than the election of directors may have the same legal effect as a vote against the matter. Directions to withhold authority and broker non-votes will have no effect on any of the matters to be voted on. An automated system administered by the Company’s transfer agent will be used to tabulate votes.
A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees.
STOCKHOLDER PROPOSALS
The deadline for receipt of stockholder proposals for inclusion in the Company’s 2026 proxy material is March 9, 2026. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder’s name and address as it appears on the Company’s records and the number of shares of the Company’s common stock beneficially owned by such stockholder. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for presenting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by May 22, 2026.
In addition to satisfying the requirements described above, stockholders who intend to solicit proxies in connection with the 2026 Annual Meeting in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2025 Annual Meeting. However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date of the 2025 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

FINANCIAL STATEMENTS
The Company’s Annual Report to Stockholders for the fiscal year ended April 30, 2025 is available at www.proxyvote.com. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.
OTHER MATTERS
Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the proxy that accompanies this Proxy Statement will vote thereon according to their judgment.
By Order of the Board of Directors
DONALD T. GARDNER III
Secretary
July 7, 2025

SCAN TO
VIEW MATERIALS & VOTE

KEWAUNEE SCIENTIFIC CORPORATION
ATTN: THOMAS D. HULL III
P.O. BOX 1842
STATESVILLE, NC 28687-1842

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 26, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KEQU2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 26, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76885-P34987 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEWAUNEE SCIENTIFIC CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

		For	Withhold
1.	**Election of Directors - Class III**		
1a.	Margaret B. Pyle	☐	☐
1b.	Donald F. Shaw	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 Year	2 Years	3 Years	Abstain
4.	Approval, on an advisory basis, of the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2025 Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on Wednesday, August 27, 2025 at 11:00 AM Eastern Time, virtually via the internet at www.virtualshareholdermeeting.com/KEQU2025.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V76886-P34987

KEWAUNEE SCIENTIFIC CORPORATION

Notice of 2025 Annual Meeting of Stockholders
Proxy solicited by Board of Directors for Annual Meeting — AUGUST 27, 2025

John D. Russell, and Keith M. Gehl, or any of them, each with the power of substitution and re-substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if attending the Annual Meeting of Stockholders of Kewaunee Scientific Corporation to be held on August 27, 2025 or at any postponement or adjournment thereof.

If properly executed and returned, shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed and returned and no such directions are indicated, this proxy will be voted FOR the election of the nominees to the Board of Directors, FOR items 2 and 3 and 1 YEAR on item 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.